EXHIBIT 10.5
Fourth Floor of the Accommodation Building
Lease Agreement
This Fourth Floor of the Accommodation Building Lease Agreement (the “Lease Agreement”) is entered into as of January 1, 2008 (“Effective Date”) in the city of Shanghai, by and between SHANGHAI KAI HONG TECHNOLOGY CO., LTD. (hereinafter referred to as “DSH”) with its registered office at No.1 Lane 18 San Zhuang Road, Songjiang Export Processing Zone, Shanghai, P.R.China and SHANGHAI DING HONG ELECTRONIC CO., LTD. (hereinafter referred to as “Ding Hong”) with its registered office at No.999 Chenchun Road, Xinqiao Town, Songjiang, Shanghai, P.R.China.
DSH and Ding Hong are collectively referred to as the “Parties” and individually as a “Party”.
WHEREAS,
The Parties agree on the lease of the fourth floor of the Accommodation Building (as defined below). Ding Hong represents that it is the lawful owner of the Accommodation Building.
1. Definitions
Unless otherwise defined in this Lease Agreement, the terms used herein shall have the following meanings:
1.1 “Accommodation Building” shall mean the six-story dormitory building located on the lot 375 of Song Jiang, Shanghai.
1.2 “Fourth Floor” shall mean the fourth floor of the Accommodation Building (Exhibit 1, fourth floor layout of the Accommodation Building).
1.3 “Lease Term” shall mean the period of time on which DSH is entitled to use the Fourth Floor and Ding Hong is entitled to receive rent from DSH in accordance with the terms and conditions of the Lease Agreement.

2. The Construction and Facilities of the Accommodation Building
2.1 Fourth Floor of the Accommodation Building shall be delivered to DSH in compliance with the requirement of Exhibit 2 of the Lease Agreement for building repair, decoration and facilities maintenance requirements. Ding Hong agrees that the building repair cost, decoration cost and the facilities maintenance cost for the Accommodation Building shall be at Ding Hong’s own expenses.
2.2 Ding Hong promises that the construction and building quality of the Accommodation Building shall be in compliance with all the relevant quality standards. Ding Hong shall obtain from all necessary government authority checked and accepted inspection certificates. Ding Hong guarantees the quality of the facilities of the Accommodation Building and the quality of the equipments in each room. Ding Hong further guarantees the quality of the materials used in making the facilities in the Accommodation Building shall meet DSH’s and relevant inspection’s requirements.
3. Lease Term
3.1 For the Fourth Floor, the Parties agree that the Lease Term shall be 5 (five) year(s) commencing on July 17, 2007 until July 16, 2012.
3.2 The Parties agree that the Lease Term for the Fourth Floor shall be automatically renewed unless DSH gives written notice of termination not less than thirty (30) days before the expiration of the Lease Term, but the Lease Term must be renegotiated and adjust accordingly. During the Lease Term or any renewal period, Ding Hong shall not terminate this Lease Agreement without DSH’s written approval. For the renewal period, the items relating to the rental set forth in Article 5 of the Lease Agreement shall be adjusted on the basis of the market prices at the time of renewal and after consultation between the Parties.
3.3 If during the Lease Term or the Lease Term renewal period, Ding Hong receives from a third party a bona fide, legally binding offer to lease the portion of the Fourth Floor not already leased by DSH, Ding Hong shall notify DSH of this fact. The notice shall specify all the terms of the bona fide third party offer. DSH shall then have thirty (30) days to lease that portion of the Fourth Floor specified in the third party’s bona fide offer for the rent and related details set forth in Articles 4 and 5. Ding Hong shall not lease any portion of the Fourth Floor to any third party until the thirty (30) days has expired without DSH exercising its right of first refusal. Any other terms not specified in this Lease Agreement regarding the Fourth Floor, both Parties shall negotiate and sign a supplemental agreement for these unspecified terms. Such signed supplemental agreement shall constitute a part of the entire Lease Agreement and shall have the same effectiveness as the entire Lease Agreement.
4. Gross Area of the Fourth Floor
4.1 There are 20 dorm rooms with area of 1,150 square meters and a TV room of 32 square meters in the Fourth Floor. The gross area of the Fourth Floor 2 is 1,182 square meters.
4.2 Both Parties agree that DSH can base its needs and lease schedule to lease any portion of the Fourth Floor that has not been leased by DSH.
4.3 DSH’s approximate lease schedule and plan for the Fourth Floor are set forth in Exhibit 3 of the Lease Agreement.
5. Rental
5.1 The Parties agree that the monthly rent for the Fourth Floor shall be Renminbi (“RMB”) 29.80 per square meter.
5.2 Both Parties agree that, beginning from January 1, 2008, each Party will bear fifty percent (50%) of the monthly rent of the portion of the Fourth Floor that has not been leased by DSH. Each Party agrees to bear RMB 14.90 per square meter per month for the portion of the Fourth Floor that has not been leased by DSH.
6. Deposit
DSH shall pay Ding Hong a deposit amount of RMB 35,223.6 within one hundred and eighty (180) days of the Effective Date of the Lease Agreement.

7. Method of Payment
For the Fourth Floor, DSH shall pay the Rental in RMB to the RMB bank account as designated by Ding Hong before the first day of every month.
8. Termination of the Lease Agreement
If either Party terminates the Lease Agreement prior to the expiration of the Lease Term without the consent from the other Party, the Party that terminates the Lease Agreement shall pay damages to the other Party to compensate for such Party’s actual loss. The amount of damages shall include, but not be limited to, the reasonable profits, out-of-pocket costs, legal service fees, Court fees, arbitration fees, accounting fees and removal or relocation fees.
9. Insurance and Repair Costs
9.1 During the term of the Lease Agreement, Ding Hong shall purchase and maintain insurance coverage to cover any and all casualty damage to the Accommodation Building, and shall be responsible for repairing all structural damages to the Accommodation Building that are not the result of improper use by DSH. DSH shall be responsible for all repair costs arising from improper building usage by DSH. If Ding Hong cannot obtain building insurance, DSH will need to obtain insurance for the Fourth Floor, and Ding Hong will reimburse DSH for all costs of such insurance coverage.
9.2 Ding Hong shall be entitled to inspect the Accommodation Building at reasonable intervals and upon reasonable notice to DSH. DSH shall provide assistance to allow such inspections.
10. Liability for Breach of the Lease Agreement
10.1 If DSH violates Article 5 of the Lease Agreement for failing to pay the Rental, then DSH shall pay a penalty at the rate of 0.011% of the Rental for each day of delay.
10.2 If Ding Hong breaches Articles 2, 3, 11 and any of its warranties set forth in this Lease Agreement, Ding Hong shall compensate DSH for all of DSH’s losses and damages including consequential, special, punitive and incidental damages.

10.3 DSH shall not:
(1)	sub-lease the Fourth Floor or exchange the use of the Fourth Floor with any third party without Ding Hong’s prior written consent.

(2)	alter the structure of the Fourth Floor or damage the Accommodation Building without Ding Hong’s prior written consent.

(3)	change the lease purpose stipulated by the competent authorities without Ding Hong’s consent.
11. Warranties
11.1 Ding Hong hereby warrants that if the Accommodation Building is sold to any third party during the Lease Term or the period of renewal, such third party shall be required to fulfill all obligations of Ding Hong under the Lease Agreement. If said third party fails to carry out the Lease Agreement, Ding Hong shall compensate DSH for all of DSH’s losses and damages including consequential, special, punitive and incidental damages.
11.2 In case Ding Hong mortgages the Accommodation Building to the third party, any loss suffered by DSH shall be paid by Ding Hong.
12. Force Majeure
12.1. The definition of Force Majeure
Force Majeure shall mean any event which arises after the Effective Date that is beyond the control of the Parties, and is unforeseen, unavoidable and insurmountable, and which prevents total or partial performance by either Party. Such events shall include earthquakes, typhoons, flood, fire, war, acts of government or public agencies, strikes and ay other event which cannot be foreseen, prevented and controlled, including events which are recognized as Force Majeure in general international commercial practice.
12.2 Consequences of Force Majeure
a. If an event of Force Majeure occurs, the contractual obligation of a Party affected by such an event shall be suspended during the period of delay and the time for performing such obligation shall be extended, without penalty, for a period equal to such suspension.

b. The Party claiming Force Majeure shall give prompt notice to the other Party in writing and shall furnish, within fifteen (15) days thereafter, sufficient proof of the occurrence and expected duration of such Force Majeure. The Party claiming Force Majeure shall also use all reasonable efforts to mitigate or eliminate the effects of the Force Majeure.
c. If an event of Force Majeure occurs, the Parties shall immediately consult with each other in order to find an equitable solution and shall use all reasonable efforts to minimize the consequences of such Force Majeure.
13. Effective Date of the Lease Agreement
The Lease Agreement shall become effective after the legal representatives or authorized representatives of both Parties affix their signatures and company seals on the Lease Agreement.
14. Language of the Lease Agreement
The Lease Agreement is made and executed in Chinese and English, both versions having equal validity except as prohibited by law.
15. Settlement of Dispute
15.1 Friendly consultations
a. In the event of any dispute, difference, controversy or claim arising out of or related to the Lease Agreement, including, but not limited to, any breach, termination or validity of the Lease Agreement, (the “Dispute”) then upon one Party giving the other Party notice in writing of the Dispute (the “Notice of Dispute”), the Parties shall attempt to resolve such Dispute through friendly consultation.
b. If the Dispute has not been resolved through friendly consultations with thirty (30) days from the Notice of Dispute, the Dispute shall be resolved by arbitration in accordance with Article 15.2 of this Lease Agreement. Such arbitration may be initiated by either Party.

15.2 Arbitration
The arbitration shall be conducted by Shanghai Arbitration Commission in Shanghai, China in accordance with its procedure and rules. The arbitration award shall be final and binding on the Parties. The costs of arbitration shall be borne by the losing Party except as may be otherwise determined by the arbitration tribunal.
15.3 Continuance of performance
Except for the matter in Dispute, the Parties shall continue to perform their respective obligations under the Lease Agreement during any friendly consultations or any arbitration pursuant to this Article 15.
15.4 Separability
The provisions of this Article 15 shall be separable from the other terms of the Lease Agreement. Neither the terminated nor the invalidity of the Lease Agreement shall affect the validity of the provisions of this Article 15.
16. Applicable Law
The validity, interpretation and implementation of the Lease Agreement and the settlement of Disputes shall be governed by relevant laws of the People’s Republic of China and regulations that are officially promulgated and publicly available.
17. Compliance with the Foreign Corrupt Practices Act
17.1 Ding Hong acknowledges that DSH is a corporation with substantial presence and affiliation in the United States and, as such, is subject to the provisions of the Foreign Corrupt Practices Act of 1977 of the United States of America, 15 U.S.C. §§ 78dd-1, et seq., which prohibits the making of corrupt payments (the “FCPA”). Under the FCPA, it is unlawful to pay or to offer to pay anything of value to foreign government officials, or employees, or political parties or candidates, or to persons or entities who will offer or give such payments to any of the foregoing in order to obtain or retain business or to secure an improper commercial advantage.

17.2 Ding Hong further acknowledges that it is familiar with the provisions of the FCPA and hereby agrees that Ding Hong shall take or permit no action which will either constitute a violation under, or cause DSH to be in violation of, the provisions of the FCPA.
18. Miscellaneous
18.1 Any amendment to this Lease Agreement shall be in writing and duly signed by both Parties. Such amendment shall constitute a part of the entire Lease Agreement.
18.2 Both Parties acknowledge that they are aware of their respective rights, obligations and liabilities and will perform their obligations under the Lease Agreement in accordance with the provisions of the Lease Agreement. If one Party violates the Lease Agreement, the other Party shall be entitled to claim damages in accordance with the Lease Agreement.
18.3 Any notice or written communication requited or permitted by this Lease Agreement shall be made in writing in Chinese and English and sent by courier service. The date of receipt of a notice or communication shall be deemed to be seven (7) days after the letter is deposited with the courier service provided the deposit is evidenced by a confirmation receipt. All notice and communications shall be sent to the appropriate address set forth below, until the same is changed by notice given in writing to the other Party.
To: DSH
Address: No.1 Lane 18 San Zhuang Road, Songjiang Export Processing Zone, Shanghai, P.R.China
Attn.: Shanghai Kai Hong Technology Co., Ltd.
To: Ding Hong
Address: No.999 Chenchun Road, Xinqiao Town, Songjiang, Shanghai, P.R.China
Attn.: Shanghai Ding Hong Electronic Co., Ltd.
18.4 This Lease Agreement comprises the entire understanding between the Parties with respect to its subject matters and supersedes any previous or contemporaneous communications, representations, or agreements, whether oral or written. For purposes of construction, this Lease Agreement will be deemed to have been drafted by both Parties. No modification of this Lease Agreement will be binding on either Party unless in writing and signed by an authorized representative of each Party.
Shanghai Kai Hong Technology Co., Ltd.
By
Authorized Representative

Date:
Shanghai Ding Hong Electronic Co., Ltd.
By
Authorized Representative

Date: